PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated February 28, 2007)

Yield Optimization Notes with Contingent Protection
Enhanced Income Solutions for Equity Investors
UBS AG $6,493,143 Notes linked to the common stock of Merck Co. Inc. due on July 31, 2008
UBS AG $2,285,173 Notes linked to the common stock of Sprint Nextel Corp. due on July 31, 2008
UBS AG $3,772,516 Notes linked to the common stock of Applied Materials Inc. due on July 31, 2008
UBS AG $10,069,194 Notes linked to the common stock of Las Vegas Sands Corp. due on July 31, 2008
Investment Description
Yield Optimization Notes with Contingent Protection (the “Notes”) are notes issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific underlying company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.
Features		Key Dates
❑ ❑
Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.

Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the observation period and you hold the Notes to maturity:
		Trade Date Settlement Date Coupon Payment Dates Final Valuation Date Maturity Date	July 25, 2007 July 31, 2007 October 31 2007, January 31, 2001 April 30, 2008, July 31, 2008 July 28, 2008 July 31, 2008
●
If the closing price of the underlying stock never falls below the trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.

●
If the closing price of the underlying stock falls below the trigger price on any trading day during the observation period, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Note Offerings
These terms relate to four separate Notes we are offering. Each of the four Notes is linked to the common stock of a different underlying company with a different coupon rate. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Merck Co. Inc.	8.45%	$53.38	$40.04	902619667	US9026196678
Common stock of Sprint Nextel Corp.	10.27%	$21.66	$16.25	902619659	US9026196595
Common stock of Applied Materials Inc.	10.25%	$21.75	$16.31	902619642	US9026196421
Common stock of Las Vegas Sands Corp.	12.83%	$85.11	$63.83	902619634	US9026196348
* Paid quarterly in arrears in four equal installments.
See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering has the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.
Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Merck Co. Inc. Per Note	$6,493,143	$53.38	$129,862.86	2.00%	$6,363,280.34	$52.31
Sprint Nextel Corp. Per Note	$2,285,173	$21.66	$45,703.47	2.00%	$2,239,469.85	$21.23
Applied Materials Inc. Per Note	$3,772,516	$21.75	$75,450.31	2.00%	$3,697,065.44	$21.32
Las Vegas Sands Corp. Per Note	$10,069,194	$85.11	$201,383.88	2.00%	$9,867,810.00	$83.41

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated June 27, 2007:
http://www.sec.gov/Archives/edgar/data/1114446/000139340107000027/v079440_424b2.htm

♦	Prospectus dated March 27, 2006:
http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated June 27, 2007, relating to the Notes generally, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.
Common Terms for Each Offering of the Notes		Determining Payment at Maturity for Each Offering of the Notes
Issuer	UBS AG, Jersey Branch

You will receive one share of the applicable underlying stock for each Note you own.
♦             If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦             If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.
Your Notes are not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.

Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	1 Year
Coupon Payment	Coupon payment paid quarterly in arrears, regardless of the performance of the underlying stock
Payment at Maturity (per Note)	➢
If the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.

➢
If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Each Note is not fully principal protected. The value of the shares you may receive at maturity could be worth less than your principal.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Trigger Price	75% of the initial price
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date

______________

Investor Suitability
The securities may be suitable for you if:

♦     You have a moderate to high risk tolerance.

♦     You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal.

♦     You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.

♦     You believe the closing price of the applicable underlying stock is not likely to fall below the trigger price at any time during the observation period.

♦     You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.

♦     You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.

♦     You are willing to invest in the applicable Note based on the indicated coupon.

♦     You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

♦     You seek an investment that is 100% principal protected.

♦     You are not willing to receive shares of the applicable underlying stock at maturity.

♦     You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.

♦     You believe the closing price of the applicable underlying stock is likely to fall below the trigger price during the observation period.

♦     You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.

♦     You prefer lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦     You are unable or unwilling to hold the Notes to maturity.

♦     You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain, and there is no direct legal authority as to the proper tax treatment of the Notes. Pursuant to the terms of the Notes and subject to the discussion in the YONCP product supplement under “Supplemental U.S. Tax Considerations,” we and, by purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for all U.S. federal income tax purposes as a unit consisting of (1) an option written by you to us (the “option”) to enter into a forward contract to acquire the applicable underlying stock (the “forward contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of your Notes (the “debt instrument”). The option will be deemed to have been exercised if the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period. Under this treatment, the coupon payments on the Notes will be treated in part as payments of interest on the debt instrument and in part as payments on the option (the “option premium”). The terms of your Notes will require you and us (i) to treat the debt instrument as providing for interest payments and the option as providing for option premium, in each case payable quarterly at percentages as set forth on the cover of this pricing supplement, based on our comparable cost of borrowing (in the case of the debt instrument) and the amount by which the Coupon per Annum exceeds our comparable cost of borrowing (in the case of the option premium), and (ii) to treat 100% of your purchase price for the Notes as allocated to the debt instrument.

Offerings	Coupon per Annum	Debt Instrument Interest Rate per Annum	Option Premium per Annum
Merck Notes	8.45%	5.365%	3.085%
Sprint Nextel Notes	10.27%	5.365%	4.905%
Applied Materials Notes	10.25%	5.365%	4.885%
Las Vegas Sands Notes	12.83%	5.365%	7.465%

Assuming the tax treatment described above is respected, the tax consequences to a U.S. holder and a non-U.S. holder (each as defined in the YONCP product supplement) are described in the sections of the YONCP product supplement entitled “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Notes with a Term of More Than One Year” and “Supplemental U.S. Tax Considerations—Tax Consequences to Non-U.S. Holders,” respectively. Briefly, as described therein, the portion of the coupon payments treated as interest on the debt instrument generally will be ordinary interest income when accrued or received, in accordance with your regular method of accounting. The portion treated as option premium will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes. At maturity, if you receive cash equal to your principal amount (plus the final coupon), the aggregate amount of option premium will be treated as a short-term capital gain. If you receive the applicable underlying stock, you will not recognize gain or loss with respect to your receipt of the stock (although you will recognize gain or loss on any cash received in lieu of fractional shares), and your basis in the stock will be the principal amount of your Notes, reduced by the aggregate amount of option premium received.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.

You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦
Risk of Loss of Contingent Protection – Your principal will be protected only if the closing price of the applicable underlying stock never falls below the trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦
Single Stock Risk – The price of the applicable underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦
There may be little or no secondary market for the Notes – No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

♦
Owning the Notes is not the same as owning the applicable underlying stock – The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.

♦	Credit of UBS – An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.

♦
Price prior to maturity – The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦
Impact of fees on secondary market prices – Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦
Potential UBS impact on market price of underlying stock – Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.

♦
Potential conflict of interest – UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially inconsistent research, opinions or recommendations by UBS – UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦
Antidilution adjustments – Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.

♦
Uncertain tax treatment – Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What Are the Tax Consequences of the Notes?” above and the section entitled “Supplemental U.S. Tax Considerations” on page PS-31 of the YONCP product supplement and consult your own tax advisor about your own tax situation.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price of the applicable underlying stock:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%

*	Actual coupon and terms for each Note are set forth on the cover of this pricing supplement.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $37.50 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $37.50 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 10%.
If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the stock):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 1% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity:	$50.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$55.00
Total Return on the Notes:	10%

In this example, the total return on the Notes is 10% while the total return on the stock is 31% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $37.50 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $37.50 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $35.00 (a decline of 30%):

Value of share received:	$35.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$40.00
Total return on the Notes:	-20%

In this example, the total return on the Notes is a loss of 20% while the total return on the stock is a loss of 29% (including dividends).

If the closing price on the final valuation date is $42.00 (a decline of 16%):

Value of share received:	$42.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$47.00
Total return on the Notes:	-6%

In this example, the total return on the Notes is a loss of 6% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $55.00 (an increase of 10%):

Value of share received:	$55.00
Coupons:	5.00	($1.25 x 4 = $5.00)
Total	$60.00
Total return on the Notes:	20%

In this example, the total return on the Notes is 20% while the total return on the stock is 11% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	1 year
Coupon per annum:	10% (or $1.25 per quarter)
Initial price:	$50.00 per share
Trigger price:	$37.50 (75% of the initial price)
Principal amount:	$50.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1%

*	Actual coupon and terms for each Note are set forth on the cover of this pricing supplement.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Final Stock Price[5]	Stock Price Return	Total Return at Maturity[3]	Payment at Maturity	Total Return at Maturity[4]	Payment at Maturity	Total Return at Maturity[4]
$75.00	50%	51%	$55.00	10%	$80.00	60%
$72.50	45%	46%	$55.00	10%	$77.50	55%
$70.00	40%	41%	$55.00	10%	$75.00	50%
$67.50	35%	36%	$55.00	10%	$72.50	45%
$65.00	30%	31%	$55.00	10%	$70.00	40%
$62.50	25%	26%	$55.00	10%	$67.50	35%
$60.00	20%	21%	$55.00	10%	$65.00	30%
$57.50	15%	16%	$55.00	10%	$62.50	25%
$55.00	10%	11%	$55.00	10%	$60.00	20%
$52.50	5%	6%	$55.00	10%	$57.50	15%
$50.00	0%	1%	$55.00	10%	$55.00	10%
$47.50	-5%	-4%	$55.00	10%	$52.50	5%
$45.00	-10%	-9%	$55.00	10%	$50.00	0%
$42.50	-15%	-14%	$55.00	10%	$47.50	-5%
$40.00	-20%	-19%	$55.00	10%	$45.00	-10%
$37.50	-25%	-24%	$55.00	10%	$42.50	-15%
$35.00	-30%	-29%	n/a	n/a	$40.00	-20%
$32.50	-35%	-34%	n/a	n/a	$37.50	-25%
$30.00	-40%	-39%	n/a	n/a	$35.00	-30%
$27.50	-45%	-44%	n/a	n/a	$32.50	-35%
$25.00	-50%	-49%	n/a	n/a	$30.00	-40%
$22.50	-55%	-54%	n/a	n/a	$27.50	-45%

1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
3)	The total stock price return on the underlying stock includes a 1% cash dividend payment.
4)	Total return on the Notes includes coupon payments. Payment consists, in part, of underlying stock valued as of the Final Valuation Date.
5)	The Final Stock Price is as of the Final Valuation Date.

Information about the Underlying Stocks
Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and the first and second calendar quarters of 2007, except in the case of Las Vegas Sands Corp. for which the information given below is for the four calendar quarters in each of 2005 and 2006 and the first and second calendar quarters of 2007. Partial data is provided for the third calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Merck Co. Inc.
According to publicly available information, Merck Co. Inc. (“Merck”) is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of products to improve human and animal health. Information filed by Merck with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03305, or its CIK Code: 0000064978. Merck’s website is http://www.merck.com. Merck’s common stock is listed on the New York Stock Exchange under the ticker symbol ”MRK.”
Historical Information
The following table sets forth the quarterly high and low closing prices for Merck’s common stock, based on daily closing prices on the primary exchange for Merck, as reported by Bloomberg L.P. Merck’s closing price on July 25, 2007 was $53.38.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
01/02/2003	03/31/2003	$56.67	$48.05	$51.85
04/01/2003	06/30/2003	$59.85	$51.83	$57.31
07/01/2003	09/30/2003	$58.58	$49.76	$50.62
10/01/2003	12/31/2003	$51.16	$40.60	$46.20
01/02/2004	03/31/2004	$49.08	$43.01	$44.19
04/01/2004	06/30/2004	$48.37	$44.58	$47.50
07/01/2004	09/30/2004	$47.05	$33.00	$33.00
10/01/2004	12/31/2004	$34.23	$26.00	$32.14
01/03/2005	03/31/2005	$32.61	$27.83	$32.37
04/01/2005	06/30/2005	$34.93	$30.50	$30.80
07/01/2005	09/30/2005	$31.95	$27.20	$27.21
10/03/2005	12/30/2005	$32.35	$25.85	$31.81
01/03/2006	03/31/2006	$36.23	$32.78	$35.23
04/03/2006	06/30/2006	$36.43	$33.14	$36.43
07/03/2006	09/29/2006	$42.40	$36.15	$41.90
10/02/2006	12/29/2006	$46.21	$41.42	$43.60
01/03/2007	03/30/2007	$46.22	$42.94	$44.17
04/02/2007	06/29/2007	$54.35	$45.01	$49.80
07/02/2007	07/25/2007	$53.38*	$48.66*	$53.38
* High and low prices are for the period from July 2, 2007 through July 25, 2007.

The graph below illustrates the performance of Merck’s common stock from January 31, 1997 through July 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on July 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Sprint Nextel Corp.
According to publicly available information, Sprint Nextel Corp. (“Sprint”) is a global communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses and government customers. Information filed by Sprint with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04721, or its CIK Code: 0000101830. Sprint’s website is http://www.sprint.com. Sprint’s common stock is listed on the New York Stock Exchange under the ticker symbol “S.”
Historical Information
The following table sets forth the quarterly high and low closing prices for Sprint’s common stock, based on daily closing prices on the primary exchange for Sprint, as reported by Bloomberg L.P. Sprint’s closing price on July 25, 2007 was $21.66.
Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	03/31/2003	$15.17	$10.11	$10.66
4/1/2003	6/30/2003	$13.59	$9.69	$13.06
7/1/2003	9/30/2003	$14.61	$12.34	$13.70
10/1/2003	12/31/2003	$14.89	$13.51	$14.89
1/2/2004	3/31/2004	$17.43	$14.81	$16.72
4/1/2004	6/30/2004	$17.86	$15.38	$15.96
7/1/2004	9/30/2004	$18.60	$15.71	$18.26
10/1/2004	12/31/2004	$22.77	$18.10	$22.54
1/3/2005	3/31/2005	$22.54	$19.96	$20.64
4/1/2005	6/30/2005	$22.93	$19.67	$22.76
7/1/2005	9/30/2005	$24.40	$21.31	$21.57
10/3/2005	12/30/2005	$23.32	$20.27	$21.19
1/3/2006	3/31/2006	$23.72	$20.51	$23.44
4/3/2006	6/30/2006	$24.22	$19.49	$19.99
7/3/2006	9/29/2006	$20.52	$16.08	$17.15
10/2/2006	12/29/2006	$20.50	$16.97	$18.89
1/3/2007	3/30/2007	$19.96	$17.00	$18.96
4/2/2007	6/29/2007	$23.34	$19.18	$20.71
7/2/2007	7/25/2007	$22.37*	$21.40*	$21.66
* High and low prices are for the period from July 2, 2007 through July 25, 2007.

The graph below illustrates the performance of Sprint’s common stock from January 31, 1997 through July 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on July 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Applied Materials Inc.
According to publicly available information, Applied Materials Inc. (“Applied Materials”) develops, manufactures, markets and services fabrication equipment for the worldwide semiconductor and semiconductor-related industries. Information filed by Applied Materials with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06920, or its CIK Code: 0000006951. Applied Materials’ website is http://www.appliedmaterials.com. Applied Materials’ common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMAT.”
Historical Information
The following table sets forth the quarterly high and low closing prices for Applied Materials’ common stock, based on daily closing prices on the primary exchange for Applied Materials, as reported by Bloomberg L.P. Applied Materials’ market price on July 25, 2007 was $21.75.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
01/02/2003	03/31/2003	$15.70	$11.60	$12.58
04/01/2003	06/30/2003	$16.87	$12.76	$15.84
07/01/2003	09/30/2003	$22.22	$16.01	$18.13
10/01/2003	12/31/2003	$25.61	$18.55	$22.44
01/02/2004	03/31/2004	$24.63	$20.20	$21.33
04/01/2004	06/30/2004	$22.84	$18.03	$19.62
07/01/2004	09/30/2004	$19.00	$15.61	$16.49
10/01/2004	12/31/2004	$17.89	$15.69	$17.10
01/03/2005	03/31/2005	$17.92	$15.17	$16.25
04/01/2005	06/30/2005	$17.40	$14.50	$16.18
07/01/2005	09/30/2005	$18.58	$16.12	$16.96
10/03/2005	12/30/2005	$19.20	$16.03	$17.94
01/03/2006	03/31/2006	$20.82	$17.41	$17.51
04/03/2006	06/30/2006	$19.05	$15.94	$16.28
07/03/2006	09/29/2006	$17.78	$14.76	$17.73
10/02/2006	12/29/2006	$19.02	$17.04	$18.45
01/03/2007	03/30/2007	$19.54	$17.46	$18.32
04/02/2007	06/29/2007	$20.48	$18.35	$19.87
07/02/25	07/25/25	$21.80*	$19.84*	$21.75
* High and low prices are for the period from July 2, 2007 through July 25, 2007.

The graph below illustrates the performance of Applied Materials’ common stock from January 31, 1997 through July 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on July 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Las Vegas Sands Corp.
According to publicly available information, Las Vegas Sands Corp. (“Sands”) develops, owns and operates resort, casino and convention properties in Las Vegas, Nevada and Macao, China and owns licenses to develop resorts in Singapore and Bethlehem, Pennsylvania. Information filed by Sands with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32373, or its CIK Code: 0001300514. Sands’ website is http://www.lasvegassands.com. Sands’ common stock is listed on the New York Stock Exchange under the ticker symbol “LVS.”
Historical Information
The following table sets forth the quarterly high and low closing prices for Sands’ common stock, based on daily closing prices on the primary exchange for Sands, as reported by Bloomberg L.P. Sands’ closing price on July 25, 2007 was $85.11.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
	12/31/2004			$48.00
01/03/2005	03/31/2005	$50.79	$42.05	$45.00
04/01/2005	06/30/2005	$44.26	$33.70	$35.75
07/01/2005	09/30/2005	$40.42	$31.65	$32.91
10/03/2005	12/30/2005	$45.83	$29.69	$39.47
01/03/2006	03/31/2006	$56.72	$40.53	$56.66
04/03/2006	06/30/2006	$77.86	$59.88	$77.86
07/03/2006	09/29/2006	$77.15	$59.41	$68.35
10/02/2006	12/29/2006	$97.00	$70.55	$89.48
01/03/2007	03/30/2007	$108.59	$81.02	$86.61
04/02/2007	06/29/2007	$90.74	$72.83	$76.39
07/02/2007	07/25/2007	$85.11*	$76.64*	$85.11
* High and low prices are for the period from July 2, 2007 through July 25, 2007.

The graph below illustrates the performance of Sands’ common stock from January 3, 2005 through July 25, 2007, based on information from Bloomberg L.P. The dotted line represents the trigger price, equal to 75% of the closing price on July 25, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2007	CHF	USD
	(in millions)
Debt
Debt issued(1)	369,303	303,713
Total Debt	369,303	303,713
Minority Interest(2)	6,156	5,063
Shareholders’ Equity	51,606	42,441
Total capitalization	427,065	351,216

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.82240 (the exchange rate in effect as of March 31, 2007).

Supplemental Plan of Distribution

We expect to deliver each offering of the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Annex

The following supplements the summary entitled “What Are the Tax Consequences of the Notes?” in the accompanying pricing supplement and the discussion under “Supplemental U.S. Tax Considerations” in the YONCP product supplement and is subject to the limitations expressed therein. It sets forth formulas for investors to use in determining the amount of capital gain, capital loss and ordinary income that they will recognize upon either maturity of the Notes or a sale, exchange, or retirement of the Notes prior to maturity.

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in the accompanying pricing supplement and YONCP product supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments). The formulas below assume that the treatment described in the accompanying pricing supplement and YONCP product supplement is respected.

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” will be labeled “Accrued Interest” on your confirmation of sale.

“Aggregate Option Premium Received” is the total amount of all Option Premium received by you on a Note.

“Aggregate Coupons Received” is the total amount of all coupons received received by you on a Note. It does not include the Accrued Coupon at Sale.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Option Premium per Annum / Coupon per Annum).

“Option Premium per Annum” is provided with respect to each offering on page 4 of the accompanying pricing supplement.

“Option Sale Amount” = Sale Price − Debt Sale Amount. The “Sale Price” is the quantity labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Coupon per Annum” is provided with respect to each offering on page 4 of the accompanying pricing supplement.

“Debt Instrument per Annum” is provided on page 4 of the accompanying pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of the accompanying pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to each offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)
Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option component of the Notes, equal to:

•	Aggregate Option Premium Received x Quantity at Maturity; or

2)
No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:

•	(Initial Price - Aggregate Option Premium Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

•	Accrued Coupon at Sale x (Debt Instrument per Annum / Coupon per Annum) x Quantity Sold.

2)	Capital gain or loss in respect of the debt portion. You will recognize capital gain or loss in respect of the debt portion of the Notes, equal to:

•	(Debt Sale Amount - Initial Price) x Quantity Sold.

This capital gain or loss will be long-term capital gain or loss if you have held the Notes for longer than a year, and otherwise will be short-term capital gain or loss.

3)	Capital gain or loss in respect of the option. You will recognize short-term capital gain or loss in respect of the option component of the Notes, equal to:

(a)	The amount of the sales price allocable to the option equal to:

•	Option Sale Amount x Quantity Sold; plus

(b)	The Aggregate Option Premium Received on the option equal to:

•	Aggregate Coupons Received x (Option Premium per Annum / Coupon per Annum) x Quantity Sold.